Exhibit 10.10

                         BUY-BACK AGREEMENT

     This BUY-BACK AGREEMENT (the "Buy-Back Agreement"), dated as of the 31st day of December, 2002, by and among CORPORATE VISION, INC., an Oklahoma corporation (the "Purchaser"), GREGORY J. GIBSON, an individual (hereinafter the "Holder"), and STONY'S TRUCKING CO. ("Stony's").

                           R E C I T A L S

     A. Purchaser, Holder, Stony's Acquisition Corp. ("SAC"), Stony's, and subsidiaries of Stony's entered into an Agreement and Plan of Merger and Reorganization on the 5th day of March 2002 (the "Agreement"), pursuant to which SAC was merged with and into Stony's, with Stony's surviving as the surviving corporation (hereinafter, the "Merger").

     B. Prior to the Merger, the Holder was the owner and holder of 100 shares (hereinafter, the "Original Stony's Shares") of no par value common stock of Stony's, being all of the issued and outstanding shares of common stock of Stony's, and the Purchaser was the holder of 100 shares of no par value common stock of SAC, being all of the issued and outstanding common stock of SAC.

     C. As a result of the Merger, the Holder became entitled to receive, as the sole holder of the Original Stony's Shares, Twenty Million (20,000,000) shares of the Purchaser's common stock (plus any additional shares of Company common stock issued or issuable to Holder pursuant to Section 2.13 of the Agreement) (hereinafter the "CVIA Common Stock"), Fifty Thousand Dollars ($50,000) cash, and a Cognovit Promissory
Note in the original principal amount of $150,000 payable by the Purchaser to the Holder sixty days after the Closing (as defined in the Agreement) (collectively referred to hereinafter as the "Paid Consideration"),

     D. As a result of the Merger, the Purchaser received, as the sole holder of all issued and outstanding shares of common stock of SAC, 100 shares of common stock of Stony's (the "Stony's Shares"), which shares constitute all of the issued and outstanding shares of Stony's common stock following the Merger.

     E. Purchaser, Stony's and GJG Management, LLC ("GJG") entered into a Management and Operations Agreement, dated March 5th 2002 (the "Management Agreement"), whereby GJG will provide, among other things, management and operational support services to Stony's for a term to expire December 31, 2002 (the "Term").

     F. Purchaser, Stony's, GJG and Holder have entered into a Extension and Modification of Management and Operations Agreement (the "Extension Agreement") of even date herewith, wherein, among other things, the Term of the Management Agreement is extended until December 31, 2007.

     G. As a condition precedent to entering into the Extension Agreement, Purchaser agreed to grant Holder the option to purchase ("Buy-Back") the "Stony's Shares" pursuant to the Merger on the terms and conditions set forth herein, and Purchaser is willing to do so.

     H. The Stony's Shares shall hereinafter be deposited with a mutually agreeable escrow agent. (hereinafter, the "Escrow Agent") for the purpose of implementing the rights to Buy-Back granted herein.

                        A G R E E M E N T S

In consideration of the foregoing Recitals and of the mutual covenants herein contained, Purchaser and Holder hereby agree as follows:

     1.     Buy-Back.

          (a) Purchaser hereby grants to Holder the right to Buy-Back the Stony's Shares on the terms set forth in this Buy-Back Agreement upon providing seven (7) days prior written notice to Purchaser of his election to do so at the principal office of the Purchaser, at 3 Broad Street, Suite 300, Charleston, South Carolina, 29401, or at such other place as the Purchaser may designate by notice to the Holder, together with the Paid Consideration. The right to Buy-Back granted hereunder may only be exercised in whole as to the Stony's Shares.

          (b) Holder's right to Buy-Back the Stony's Shares may be exercised at any time within three (3) months after the date the Purchaser terminates the Management Agreement regardless of the reason, provided that in no event may the Buy-Back be exercised after December 31, 2007, and further provided that the Holder's right of Buy-Back shall be subject to early termination for the reasons set forth in Sections 1(c) or 1(d) herein (the "Exercise Term").

          (c) The Holder's right to Buy-Back shall become void and may not be exercised at any time if the Fair Market Value of Purchaser's common stock (as defined in the Agreement) is equal to or above Fifty Cents ($.50) per share for a period of twenty-one (21) consecutive days prior to December 31, 2007.

          (d) The Holder's right to Buy-Back shall terminate if (i) the pending litigation involving the royalty payable pursuant to Paragraph 4(b) of that Binder Product Technology License Agreement dated April 7, 1998 (the "Royalty"), a portion of which has been assigned to the Purchaser, is resolved by final judgment or settlement on a basis that would result, in the good faith determination of the Purchaser based on the amount disbursed to the Purchaser from the escrowed Royalty payments, in total payments to the Purchaser from the Royalty of at least $1,750,000, and (ii) Gibson is paid $164,735 cash in satisfaction of those certain waste transportation containers previously purchased by Gibson for CVIA, and or its subsidiaries;

     2. Procedures for Exercise of Buy-Back. Holder's right to Buy-Back herein shall be effectuated by notifying, pursuant to the notice provisions herein, the Purchaser in writing of its intention to Buy-Back the Stony's Shares, which writing shall be simultaneously delivered to the Escrow Agent, whomever that shall be. In the event the right to Buy-Back is being exercised by the Holder, the notice must be accompanied by the Paid Consideration in order to be valid. The Buy-Back of the Stony's Shares shall be deemed to have been occurred, and Holder shall be deemed to have become a holder of record of all of the Stony's Shares, as of the date of the notice of Buy-Back, notwithstanding that the certificates representing such Stony's Shares shall not actually have been delivered, or that the transfer shall not have been reflected on the stock transfer books of Stony's. For purposes of this Agreement, the "Paid Consideration" shall mean the CVIA Common Stock, $50,000 cash, and any amount actually received by the Holder on the Cognovit Promissory Note, less any monies owed by the Purchaser to Holder on the date of the Buy-Back other than amounts owed under the Cognovit Promissory Note.

     3. Liquidation or Dissolution. In case the Purchaser dissolves or liquidates, the Purchaser shall make appropriate provision so that the Stony's Shares which would be received by the Holder upon the exercise of his rights hereunder at the time immediately prior to the effective date of such dissolution or liquidation will be available to the Holder from the liquidating trust; provided that the Holder shall make the determination as to whether to exercise his right of Buy-Back within six
(6) months of the effective date of dissolution or liquidation, at which time this Buy-Back Agreement shall be terminated and of no further force or effect and the Holder's rights under this Buy-Back Agreement shall be automatically terminated.

     4. No Impairment. The Purchaser shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

     5. Remedies. The parties stipulate that the remedies at law of either in the event of any default or threatened default by the other in the performance of or compliance with any of the terms of this Buy-Back Agreement are not and will not be adequate and that, without limiting any other remedy available at law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof. The rights and remedies of the parties are cumulative and not exclusive of any rights or remedies that the parties might otherwise have.

     6. Survival. The various rights and obligations of the parties as set forth herein shall survive the exercise of this Buy-Back Agreement at any time or from time to time.

     7. Notices. Whenever any notice, payment of any purchase price or other communication (any such notice, payment or other communication, a "Delivery") is required to be given or delivered under the terms of this Buy-Back Agreement, it shall be in writing and delivered by hand delivery or Federal Express or registered or certified United States mail, postage prepaid and return receipt requested, and will be deemed to have been given or delivered on the date such notice, purchase price or other communication is so delivered. Any Delivery to the Purchaser, shall be addressed to 3 Broad Street, Suite 300, Charleston, South Carolina 29401, or to such other address as the Purchaser may hereafter designate to the Holder in writing, with a copy to Robert J. Mottern, Esq., Weizenecker, Rose, Mottern & Fisher, P.C., 1800 Peachtree Street, Suite 620, Atlanta, Georgia 30309; any Delivery to the Holder shall be addressed to 492 McClurg Road, Youngstown, Ohio 44512, or to such other address as the Holder may hereafter designate to the Purchaser in writing.

     8. Change; Waiver. Neither this Buy-Back Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     9. Covenants to Bind Successor and Assigns. The terms of this Buy-Back Agreement shall bind the successors and permitted assigns of the Holder and the Purchaser.

     10. Severability. In case any one or more of the provisions contained in this Buy-Back Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     11     General.  Stony's and the Purchaser represent and warrant to the Holder that, upon the consummation of the transactions contemplated under the Agreement, the Stony's Shares represent all of the issued and outstanding shares of common stock of Stony's, that the Purchaser is the owner and holder of the Stony's Shares, that the Stony's Shares are free and clear of all liens, claims and encumbrances (as defined under the Agreement), that this Buy-Back Agreement does not violate the terms of any agreement, contract, judgment or lien affecting or relating to the Purchaser or Stony's. The Purchaser agrees that it will not transfer, assign, pledge, hypothecate or convey the Stony's Shares in any manner prior to the expiration date of this Buy-BAck Agreement without the express written consent of the Holder. The Purchaser agrees that any additional shares of common stock issued to it in Stony's after the date of this Buy-Back Agreement shall be considered Stony's Shares as if such shares were outstanding on the date of this Buy-Back Agreement. Stony's agrees that it will not issue any additional shares of its common stock to any person after the date of this Buy-Back Agreement without the express written consent of the Holder.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Buy-Back Agreement as of the date first above written.


                                      THE PURCHASER

WITNESS:                              CORPORATE VISION, INC.

By: /s/ Richard Tuorto                By: /s/ Richard D. Tuorto
-------------------------             -----------------------------
Name: Richard Tuorto                  Richard D. Tuorto, Chairman

                                      THE HOLDER

WITNESS:                              GREGORY J. GIBSON

By: /s/ Marci King                    By: /s/ Gregory J. Gibson
-------------------------             ------------------------------
Name: Marci King


                                      STONY'S

WITNESS:                              STONY'S TRUCKING CO.


By: /s/ Marci King                    By: /s/ Gregory J. Gibson
--------------------------            -------------------------------
Name: Marci King                      Gregory J. Gibson, Pres./CEO







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